Exhibit 99.1

Skullcandy, Inc. Announces Inducement Grant

Under NASDAQ Rule 5635(c)(4)

PARK CITY, UTAH – May 10, 2013 – Skullcandy, Inc. (NASDAQ: SKUL) today announced that on May 8, 2013, the Company’s compensation committee of the board of directors approved the grant of 310,679 restricted stock units and options to purchase 150,943 shares of the Company’s common stock to Hoby Darling, the Company’s President and Chief Executive Officer. The stock options have an exercise price per share of $5.15, the closing price of the Company’s common stock on May 8, 2013. The stock options and restricted stock units have a vesting commencement date of March 18, 2013, Mr. Darling’s start date with the Company, and will vest in equal annual increments over a four year period, subject to Mr. Darling’s continued service with the Company through the applicable vesting dates. In addition, the stock options granted to Mr. Darling will be subject to accelerated vesting in connection with certain qualifying terminations of service. Each grant was made as an inducement that was a material component of Mr. Darling’s compensation and subsequent acceptance of employment with the Company and was granted as an employment inducement award pursuant to NASDAQ rules.

ABOUT SKULLCANDY, INC.

Skullcandy is a leading global designer, marketer and distributor of performance audio and gaming headphones and other accessory related products under the Skullcandy, Astro Gaming and 2XL by Skullcandy brands. Skullcandy was launched in 2003 and quickly became one of the world’s most distinct audio brands by bringing unique technology, color, character and performance to an otherwise monochromatic space; helping to revolutionize the audio arena by introducing headphones, earbuds and other audio and wireless lifestyle products that possess unmistakable style and exceptional performance. The Company’s products are sold and distributed through a variety of channels in the U.S. and approximately 80 countries worldwide. Visit skullcandy.com, or join us at facebook.com/skullcandy or on Twitter@skullcandy.

Contacts

ICR

Brendon Frey / Joe Teklits

203-682-8200

Brendon.Frey@icrinc.com

Joseph.Teklits@icrinc.com